Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES
PROFITABLE THIRD QUARTER 2011

October 26, 2011
Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB) (the “Company”),  parent company of First Bank of Georgia,  reported today net income of $789,000, or $.22 per diluted common share, for the three months ended September 30, 2011, compared to net income of $1,103,000, or $.31 per diluted common share, for the three months ended September 30, 2010.

The Company reported a net profit of $3,161,000 or $.89 per diluted common share, for the nine months ended September 30, 2011, compared to a net profit of $35,000, or $.01 per diluted common share, for the nine months ended September 30, 2010. Book value totaled $13.84 per common share at September 30, 2011, as compared to a book value of $12.48 per common share at September 30, 2010.

Remer Y. Brinson III, President & CEO of the Company, stated “We are very pleased to report our fifth consecutive quarter of sound earnings during these weak economic times. We continue to maintain a sound level of asset quality and provide a solid return to our shareholders. During the nine months ended September 30, 2011, we generated an 8.83% return on average equity, which is very strong in the current marketplace.”

“Asset quality continues to be a primary focus,” Brinson further reported. “We are working through our Non-Performing Assets and Other Real Estate Owned in a reasonable manner. Net charge-offs as a percentage of average loans during the first nine months of 2011totaled .59% as compared to 2.10% for the first nine months of 2010. Additionally, we have continued to add to our Allowance for Loan Losses due to the ongoing weakness in the economy.”

“We have seen a decline in loan demand, which has resulted in a decline in total loans outstanding. Deposit growth has been very strong, however, and we have seen strong growth in our checking, NOW, money market and savings accounts this year.” Brinson related.

Total assets increased 3.79% to $514.1 million since 2010 year-end.  Total net loans, excluding loans held for sale, declined 5.04% during the nine month period ended September 30, 2011 to $293.4 million, while deposits increased 4.60% over the same time period to $433.8 million.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”.  First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in  Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole.  These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.  The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$53,373	$31,696
Securities available-for-sale	106,217	76,904
Loans, net of allowance for loan losses of $7,683 and $7,866 , respectively	293,361	308,943
Loans, held for sale	27,872	46,570
Bank premises and fixed assets	9,037	9,271
Accrued interest receivable	1,770	1,697
Foreclosed real estate, net of allowance	5,762	2,751
Deferred tax asset, net	2,094	2,475
Federal Home Loan Bank stock	2,190	2,527
Bank-owned life insurance	9,525	9,210
Other assets	2,888	3,267

Total assets	$514,089	$495,311

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$69,283	$41,602
Interest-bearing:
NOW accounts	41,360	38,668
Savings	63,499	53,880
Money market accounts	51,292	36,013
Time deposits of $100,000, and over	143,522	171,843
Other time deposits	64,886	72,743
Total deposits	433,842	414,749

Repurchase agreements	3,017	3,467
Long term Federal Home Loan Bank borrowings	25,000	25,000
Other borrowings	-	3,625
Other liabilities	2,827	3,494

Total liabilities	464,686	450,335

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized;
none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized;
3,568,496 and 3,536,715 shares issued and outstanding	4	4
Additional paid-in-capital	16,173	15,847
Retained Earnings	32,050	28,889
Accumulated other comprehensive income	1,176	236
Total shareholders' equity	49,403	44,976
Total liabilities and shareholders' equity	$514,089	$495,311

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Interest income	2011	2010	2011	2010
Interest and fees on loans	$4,782	$5,617	$14,838	$16,890
Interest on taxable securities	593	401	1,736	1,232
Interest on nontaxable securities	92	89	298	279
Interest on Federal funds sold and other interest	22	11	72	25
Total interest income	5,489	6,118	16,944	18,426

Interest expense
Interest on time deposits of $100,000 or more	551	893	1,842	2,755
Interest on other deposits	560	679	1,901	2,082
Interest on funds purchased and other borrowings	241	229	795	678
Total interest expense	1,352	1,801	4,538	5,515

Net interest income	4,137	4,317	12,406	12,911

Provision for loan losses	656	1,641	1,207	7,433

Net interest income after provision for loan losses	3,481	2,676	11,199	5,478

Noninterest income
Service charges on deposits	387	362	1,122	1,068
Gain on sale of mortgage loans	2,160	3,067	6,022	7,922
Other income/loss	339	278	999	800

Total noninterest income	2,886	3,707	8,143	9,790

Noninterest expense
Salaries and employee benefits	2,953	3,176	8,894	9,553
Occupancy expenses	392	427	1,162	1,245
Other expenses	1,907	1,424	4,717	4,990
Total noninterest expense	5,252	5,027	14,773	15,788

Income (loss) before income taxes	1,115	1,356	4,569	(520)

Income tax expense (credit)	326	253	1,408	(555)

Net income	$789	$1,103	$3,161	$35

Net income per share of common stock
Basic	$0.22	$0.31	$0.89	$0.01
Diluted	$0.22	$0.31	$0.89	$0.01
Dividends per share of common stock	$-	$-	$-	$-